Exhibit (a)(1)(vi)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
FORM OF COMMUNICATION TO ELIGIBLE PERSONS
CONFIRMING RECEIPT OF THE ELECTION FORM
UNDER THE OFFER TO EXCHANGE

To:	[Name of Tendering Eligible Person]
From:	Lakes Entertainment, Inc.
Date:	[Date of Transmission]
Re:	Confirmation of Receipt of Election Form Under the Offer to Exchange (the “Offer”)
This message confirms that Lakes Entertainment, Inc. has received your Election Form regarding the Offer. This confirmation should not, however, be construed to imply that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your Eligible Options for exchange. If your Election Form is properly completed and signed, all eligibility requirements are met and we do not terminate the Offer, we will accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Offering Memorandum and Election Form, on the Expiration Date.
Unless you withdraw your tendered Eligible Options before 5:00 p.m. CDT on September 22, 2009 (or, if the Offer is extended, before the new Expiration Date), we will, subject to the conditions of the Offer, cancel the Eligible Options that you have properly tendered for exchange. If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, your Eligible Options will be cancelled and you will receive Replacement Options. Your Election Form may be changed or revoked at any time by delivering either a new properly completed and signed Election Form bearing a later date or a properly completed and signed Notice of Withdrawal, so long as we receive either document before the expiration of the Offer.
If you have any questions, please send them via e-mail to OptionExchange@Lakesentertainment.com.

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